EXHIBIT 99.1

Parkway Acquisition Corp. Announces Second Quarter Earnings
Company Release – 07/28/2017

FLOYD, VA. and INDEPENDENCE, VA, July 28, 2017 /PRNewswire-FirstCall/ -- On July 28, 2017, Parkway Acquisition Corp. (Parkway) (OTC QX: PKKW) – the holding company for Skyline National Bank – announced second quarter 2017 earnings and provided an update on the July 1, 2016 merger with Grayson Bankshares, Inc. (Grayson) and Cardinal Bankshares Corporation (Cardinal).

As previously announced, Grayson and Cardinal merged with and into Parkway on July 1, 2016, with Parkway as the surviving corporation.  Immediately following that merger, Cardinal's wholly-owned banking subsidiary, Bank of Floyd, merged with and into Grayson's wholly-owned banking subsidiary, Grayson National Bank. Effective March 13, 2017, Grayson National Bank's name was changed to Skyline National Bank. (For accounting purposes, Grayson is considered the acquiror and Cardinal is considered the acquiree in the transaction. As such, all information contained herein as of and for periods prior to July 1, 2016 reflects the operations of Grayson prior to the merger.)

Parkway recorded pre-tax earnings of $1.2 million for the quarter ended June 30, 2017 compared to $818 thousand for the same period in 2016.  Income tax expense increased by $69 thousand from the second quarter of 2016 to 2017 resulting in net income of $803 thousand for the second quarter of 2017 compared to $540 thousand for the same period in 2016. The increase in pretax earnings of $332 thousand from the second quarter of 2016 to the second quarter of 2017 was due primarily to the Company's increased size as a result of the merger with Cardinal.

Total interest income increased by $2.4 million for the quarter ended June 30, 2017 compared to the quarter ended June 30, 2016, while total interest expense increased by $24 thousand over the same period.  The increase in interest income was attributable primarily to the merger with Cardinal, which added approximately $157.9 million in loans and $16.0 million in investment securities to the Company's earning assets.  Interest income on loans was also positively impacted by the accretion of purchase accounting discounts applied to the Cardinal loan portfolio at acquisition.  Interest expense on deposits increased by $121 thousand due to the addition of interest-bearing deposits from the Cardinal merger.  Interest expense on borrowings decreased by $97 thousand compared to the second quarter of 2016 due to the elimination of borrowings in 2016.

The provision for loan losses was $50 thousand for the quarter ended June 30, 2017, compared to a negative $8 thousand for the quarter ended June 30, 2016.  The reserve for loan losses at June 30, 2017 was approximately 0.85% of total loans, compared to 1.35% at June 30, 2016.

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The decrease in the reserve percentage was due to the Cardinal acquisition and the application of purchase accounting guidance which required the elimination of Cardinal's loan loss reserves.  Management's estimate of probable credit losses inherent in the acquired Cardinal loan portfolio was reflected as a purchase discount which will be accreted into income over the remaining life of the acquired loans.  Management believes the provision and the resulting allowance for loan losses are adequate.

Total noninterest income was $1.0 million in the second quarter of 2017 compared to $649 thousand in the second quarter of 2016.  The increase was due primarily to service charges on deposit accounts, as well as other account-based service charges and fees, which were higher due to the increased number of accounts and deposit balances resulting from the Cardinal merger.

Total noninterest expense increased by $2.3 million for the quarter ended June 30, 2017 compared to the quarter ended June 30, 2016 due to the Cardinal acquisition.  Salaries and employee benefit expenses increased by $950 thousand as the number of employees increased from approximately 110 in the second quarter of 2016, to 175 in the second quarter of 2017.  Occupancy and equipment expenses increased by $166 thousand from the second quarter of 2016 to 2017, due to the addition of seven Cardinal branch facilities.  Merger-related expenses totaled $327 thousand in the second quarter of 2017 compared to $68 thousand in the second quarter of 2016.  Merger-related costs for the quarter ended June 30, 2017 primarily consisted of data processing costs related to the systems conversion that was completed in March 2017.  Management believes the majority of all merger-related costs have now been recognized and any remaining charges are not expected to have a significant impact on future earnings.

For the six months ended June 30, 2017, total interest income increased by $4.6 million compared to the six-month period ended June 30, 2016. As noted in the above discussion, the Company's operations were impacted by the July 1, 2016 completion of the merger with Cardinal.  The increase in income was due primarily to the increase in loans resulting from the merger.  Interest expense on deposits increased by $216 thousand for the six-month period ended June 30, 2017 due to interest on acquired deposit balances. Overall deposit rates have continued to decrease as higher-yielding time deposits reprice to lower rates or migrate to lower-yielding non-maturity deposits.  Interest on borrowings decreased by $248 thousand due to the repayment of fixed-rate borrowings in 2016.

The provision for loan losses for the six-month period ended June 30, 2017 was $158 thousand, compared to a negative $95 thousand for the six-month period ended June 30, 2016.  The negative provision in 2016 was due to improvement in the bank's overall asset quality as evidenced by lower levels of charge-offs, non-performing assets, and past-due loans, when compared to prior years.  Asset quality has remained relatively consistent over the past year.

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Noninterest income increased by $272 thousand for the first six months of 2017, compared to the same period in 2016. Income from service charges and fees increased primarily as result of the merger with Cardinal.  Securities gains decreased by $251 thousand due to the liquidation of investment securities in 2016 to fund loan growth and the repayment of borrowings. Without the nonrecurring securities gains, noninterest income would have increased by $523 thousand for the six-month period ended June 30, 2017 compared to the same period last year.

Total noninterest expenses increased by $4.1 million for the six-month period ended June 30, 2017, compared to the same period in 2016.  Salaries and employee benefits increased by $2.1 million due primarily to the aforementioned increase in employees resulting from the Cardinal merger. Merger related expenses totaled $642 thousand for the six months ended June 30, 2017 compared to $236 thousand for the six months ended June 30, 2016.

In total, income before taxes increased by $585 thousand over the first six months of 2017 compared to the first six months of 2016.  Income tax expense increased by $75 thousand over the prior year, resulting in an increase in net income of $510 thousand for the six months ended June 30, 2017.

From a balance sheet perspective, total assets decreased by $4.9 million, or 0.87%, from $558.9 million at December 31, 2016 to $554.0 million at June 30, 2017, due primarily to a decrease in interest-bearing deposits.  Cash and cash equivalent balances decreased by $10.5 million and investment securities decreased by $2.9 million as balances were used to fund the decrease in deposits as well as an increase in loans.  Net loans totaled $417.0 million at June 30, 2017 compared to $408.5 million at December 31, 2016.  This represents an increase in net loans of $8.5 million, or 2.07% for the six-month period.  Noninterest bearing deposits increased by $2.8 million from $127.2 million at December 31, 2016 to $130.0 million at June 30, 2017.  Interest bearing deposits decreased by $7.3 million over the same time period. The result was a decrease in total deposits of $4.5 million, or 0.90%, from $499.4 million at December 31, 2016 to $494.9 million at June 30, 2017.

President and CEO Allan Funk stated, "We continue to be pleased with our earnings for 2017.    Merger related costs are essentially behind us, and in the recent quarter were limited primarily to data processing expenses for the systems conversion which was completed in March.  We are especially pleased with our organic growth in loans and noninterest-bearing deposits so far this year.  This is evidence that the combination of our companies, along with the subsequent name change and rebranding efforts, is being well received by our customers."

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Forward-looking statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. These include statements as to the benefits of the merger, as well as other statements of expectations regarding the merger and any other statements regarding future results or expectations. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation
Reform Act of 1995 and are including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the combined company, are generally identified by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," or "project" or similar expressions. Our ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the combined company and its subsidiaries include, but are not limited to: the risk that the businesses of Cardinal and/or Grayson will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; revenues following the merger may be lower than expected; customer and employee relationships and business operations may be disrupted by the merger; changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan and securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the combined company's market area; the implementation of new technologies; the ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  We undertake no obligation to update or clarify these forward‐looking statements, whether as a result of new information, future events or otherwise.

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Contacts:	Allan Funk, President & CEO – 276-773-2811
Blake Edwards, Senior Executive VP and CFO – 276-773-2811

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